DXI Energy Inc.
598-999 Canada Place
Vancouver, BC
V6C 3E1

Consent of Independent Petroleum Engineers

We hereby consent to the use and reference to our name and reports evaluating a portion of DXI Energy Inc.’s petroleum and natural gas reserves as of December 31, 2016, and the information derived from our reports, as described or incorporated by reference in: (i) DXI Energy Inc.’s Annual Report on Form 20-F for the year ended December 31, 2016, (ii) DXI Energy Inc.’s Registration Statement on Form F-3 (File No. 333-183587), and (iii) DXI Energy Inc.’s Registration Statements on Form S-8 (Files No. 333-179540 and 333-156772), filed with the United States Securities and Exchange Commission.

Yours Truly,
Gustavson Associates, LLC

Dated: April 20, 2017
Boulder, Colorado
USA

5757 Central Ave.     Suite D     Boulder, Co. 80301 USA     1-303-443-2209     FAX 1-303-443-3156     http://www.gustavson.com